Exhibit 99.1

LKQ Corporation Announces Early Redemption of $600 Million 4.75% Senior Notes
Chicago, December 13, 2019 -- LKQ Corporation (Nasdaq: LKQ) announced today that it delivered a notice of early redemption to the holders of the Company’s $600 million 4.75% Senior Notes due 2023 (the “Notes”). The redemption date is scheduled for January 10, 2020, subject to the Company having sufficient financing available on the redemption date to pay the redemption price.
In accordance with the terms and conditions of the applicable Indenture, all of the Notes will be redeemed at a redemption price equal to 101.583% of the principal amount of the Notes plus accrued and unpaid interest.
Varun Laroyia, Executive Vice President and Chief Financial Officer of LKQ, noted, “Given the Company’s sizeable liquidity under its credit facility and the current interest rate environment, the redemption of the USD notes due 2023 is a tremendous opportunity to retire expensive debt with lower cost revolver borrowings.”
Payment of the redemption price for the Notes will be made through the facilities of The Depository Trust Company. U.S. Bank National Association is the trustee and paying agent for the Notes.
This press release shall not constitute a notice of redemption nor does it constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.
About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Forward Looking Statements
Statements and information in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.
Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below.  All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include, among others, major events affecting the bond markets, changes in interest rates, changes in our cash position or cash requirements for other purposes, general market conditions, and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available on our investor relations website at lkqcorp.com and on the SEC website at sec.gov.

Contact:

Joseph P. Boutross
Vice President, Investor Relations
LKQ Corporation
(312) 621-2793
jpboutross@lkqcorp.com